Exhibit 4.4

RULES OF THE MAYNE
EXECUTIVE SHARE OPTION SCHEME

1.	DEFINITIONS

1.1
In this Scheme except where the context otherwise requires, any reference to a provision of an Act of Parliament shall include any modification, re-enactment or extension of it, and the following words bear the following meanings:

“Associated Corporation”
A corporation which the Directors have declared is a corporation in respect of which the Company (itself or together with corporations that are related to it) directly or indirectly controls or influences the composition of the Board of Directors, or the conduct of its affairs.

“theAuditors”	The Auditors for the time being of the Company.

“Basic Exercise Price”	The average sale price of the Shares recorded on The Stock Exchange on the five business days immediately preceding the Date of Grant of an Option pursuant to Rule 2.

“Business day”	A day which is a business day as defined in the Listing Rules.

“the Company”	Mayne Group Limited ABN 56 004 073 410.

“Date of Grant”	In relation to any Option the date on which the Option takes effect.

“the Directors”	(a) The Board of Directors for the time being of the Company;

(b) a duly authorised committee of the Board; or

(c) the Managing Director and Chief Executive Officer of the Company:

(1) for the purposes of Rule 4.1(e); and

(2)
for the purposes of Rules 2.1, 2.2, 2.4, 2.5, 4.1(a) and 4.2(a) and the definition of “Executive” in Rule 1.1, where the relevant Options are to be or were granted within the scope of the authority given to him from time to time by resolution of the Board of Directors for the time being of the Company.

“Employment”
Employment by the Company and/or any Subsidiary or Associated Corporation which is a Participating Company and “ceasing to be in Employment” shall be construed as ceasing to be employed by all such companies.

“Executive”
An employee of any Participating Company who, in the opinion of the Directors, has achieved management or equivalent status and is declared by the Directors to be an Executive for the purpose of the Scheme (including a Director of any Participating Company who is employed in an executive capacity by that company and who is similarly declared by the Directors to be an Executive for the purpose of the Scheme).

“Exercise Period”	Each period during the Option Period in which an Option may be exercised in accordance with Rules 4, 5 and 6 (as appropriate).

“Exercise Price”
The price per Share payable on the exercise of an Option as determined by the Directors and being the Basic Exercise Price applicable to that Option after any adjustment to the Basic Exercise Price as may from time to time be made pursuant to Rule 6.

“Listing Rules”	The official Listing Rules of The Stock Exchange from time to time in force as they apply to the Company.

“Option”	An option to subscribe for Shares pursuant to the Scheme.

“Option Holder”	A person holding an Option.

“Option Period”	The period commencing on the Date of Grant of an Option and expiring at the end of the period applicable to the Option in accordance with sub-paragraph 4.2(a).

“Participating Company”	The Company and any of its Subsidiaries or Associated Corporations which the Directors have determined shall be a Participating Company for the purposes of the Scheme.

“Record Date”
In relation to any particular payment of dividend or other right attaching to Shares the date on which any Shareholder must duly appear on the register of members of the Company as such in order to be entitled to such dividend or other right.

“Retirement”	Retirement at or after attaining normal retirement date or retirement before that age with the consent of the Directors.

“Scheme”
This Scheme, called the Mayne Executive Share Option Scheme, in its present form or as from time to time amended in accordance with the provisions hereof (including amendments made and special terms and conditions formulated to apply to Executives who are employed and/or resident in and/or who are citizens of countries other than Australia).

“Share”	A fully paid ordinary share in the capital of the Company.

“The Stock Exchange”	Australian Stock Exchange Limited or any successor thereto for the time being.

“Subscription Price”	In relation to an Option, an amount equal to the Exercise Price multiplied by the relevant number of Shares.

“Subsidiary”	A corporation which is a subsidiary of the Company by virtue of section 46 of the Corporations Law.

“Subsisting Option”	An Option which has neither lapsed nor been exercised.

1.2
Any reference in the Scheme to “cents” shall be construed as reference to Australian cents; words importing gender include each other gender; the singular includes the plural and vice versa; where the context requires the word “person” includes a company; and headings do not form part of the Scheme and shall not be taken into account in its interpretation.

1.3
Unless the context requires otherwise, any reference in the Scheme to any legislation includes any amendment to that legislation, any consolidation or replacement of it, and any subordinate legislation made under it and any reference to a provision in any legislation includes a reference to a provision in any amendment, consolidation or replacement of that legislation which, in the opinion of the Directors, corresponds with the first mentioned provision.

2.      GRANT OF OPTIONS

2.1 (a)
The Directors may grant an Option to an Executive, with effect from the date specified by the Directors, at the Exercise Price and on the terms set out in the Scheme and on any additional conditions the Directors decide. The effective date of the grant specified by the Directors can be a future or past date.

(b)	Any such conditions may be waived at any time in the absolute discretion of the Directors.

2.2	Subject to Rule 2.4 the Company must issue a Holding Statement which specifies:

(a)	the number of Shares comprised in the Option as decided by the Directors;

(b)	the Date of Grant;

(c)	the Basic Exercise Price;

(d)	the dates and times when the Option expires;

(e)	any additional conditions which the Directors have decided under Rule 2.1(a),

and otherwise may be in the form (not inconsistent with the provisions of the Scheme) the Directors decide.

2.3	If a Holding Statement is worn out, defaced, destroyed or lost, it may be replaced on producing the evidence and on the terms the Directors reasonably require.

2.4
The grant of an Option under the Scheme shall be subject to the condition that the Executive to whom the Option is granted does not, within 30 days after the Date of Grant of the Option (or such shorter period as the Directors in any particular case or cases may from time to time stipulate), signify his desire not to accept the Option by giving written notice to the Company to that effect. In the event that the Executive gives such written notice there shall be no grant of the Option to the Executive.

2.5	No consideration shall be payable by an Executive for an Option.

2.6
Except with the prior written approval of the Directors, no Option may be transferred, assigned or charged and, except as aforesaid, any purported transfer, assignment or charge shall cause the Option to lapse forthwith. Each Holding Statement shall carry a statement to this effect.

3.      LIMITATION ON GRANTS

No Option shall be granted pursuant to Rule 2 if such grant would result in the aggregate of the number of -

(a)	Shares over which Subsisting Options have been granted under the Scheme; and

(b)
Shares issued and for the time being outstanding under the Mayne Nickless Executive Share Scheme (which Scheme was originally established at the extraordinary general meeting of the Company held on 7th June, 1976)

exceeding 5% of the aggregate number of fully and partly paid shares of the Company then on issue.

4.      EXERCISE AND LAPSE OF OPTIONS

4.1	Subject to Rule 7 any Option which has not lapsed may be exercised in whole or in part at any time following the earliest of:

(a)	the fourth anniversary of the Date of Grant or such earlier date as the Directors may, in their absolute discretion, determine;

(b)	the Option Holder ceasing to be in Employment by reason of his death, injury, disability, redundancy or Retirement;

(c)
the Option Holder ceasing to be in Employment by reason of the corporation by which he is employed ceasing to be a Subsidiary, or by reason of the business in which he is employed ceasing to be owned by the Company or a Subsidiary;

(d)
the Option Holder ceasing to be in Employment by reason of his transferring to employment with a Subsidiary which is not a Participating Company, or by reason of the Subsidiary by which he is employed or which owns the business in which he is employed ceasing to be a Participating Company;

(e)	the Option Holder ceasing to be in Employment by reason of any other circumstance with the consent of the Directors;

(f)	the date on which the Option becomes exercisable pursuant to Rule 5.

4.2	An Option shall lapse (to the extent that it has not previously been exercised) upon the earliest of the following:-

(a)
the expiration of 58 months from the Date of Grant or, in respect of an Option granted after 1 July 1999, such longer period, not exceeding 10 years from the Date of Grant, as the Directors may decide;

(b)
in the case of an Option Holder who ceases to be in Employment by reason of any instance or circumstance specified or referred to in sub-paragraphs 4.1(b), 4.1(c), 4.1(d) or 4.1(e) of this Rule, the expiry of 1 year from the date of cessation of Employment;

(c)	the date on which an Option Holder ceases to be in Employment in circumstances other than those specified or referred to in sub-paragraphs 4.1(b), 4.1(c), 4.1(d) or 4.1(e) of this Rule;

(d)	the date on which the Option lapses pursuant to Rule 5;

(e)	the Option Holder being adjudicated bankrupt.

5.	TAKEOVERS AND LIQUIDATIONS

5.1
If a takeover bid within the meaning of section 9 of the Corporations Law is made to acquire any issued shares of the Company, the Directors may in their sole discretion (unless, in the opinion of the Directors, an intention to make an equivalent offer to Option Holders to acquire their Options or a relevant proportion thereof is given) give written notice thereof to Option Holders. Any Subsisting Options will then be exercisable, subject to Rule 4.2, within the period of 30 days from the date of the written notice and on the expiry of this period the Subsisting Options shall lapse.

5.2
If under Part 5.1 of Chapter 5 of the Corporations Law the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Subsisting Option may be exercised, subject to Rule 4.2, within the period of 30 days from the date of written notice by the Directors to Option Holders of the Court sanctioning the compromise or arrangement and on the expiry of this period the Subsisting Options shall lapse.

5.3	If a notice of a meeting to consider a resolution for the voluntary winding-up of the Company shall be given the Directors shall give notice thereof to Option Holders and thereupon each Option Holder shall forthwith and until the date of the resolution for commencement of the winding up be entitled to exercise any Subsisting Option held by him but the exercise of any such Option as aforesaid shall be conditional upon the said resolution being duly passed before the lapse of such Option pursuant to Rule 4.2. Subject as aforesaid all Subsisting Options shall lapse immediately after the commencement of a winding-up of the Company.

5.4	The exercise of an Option pursuant to the preceding provisions of this Rule 5 shall be subject to the provisions of Rule 7.

6.	RIGHTS UPON EXERCISE OF OPTION

6.1
The number of Shares which may be acquired on the exercise of an Option or the Basic Exercise Price in respect of such Shares, or both such number and Basic Exercise Price, may at the discretion of the Directors, be determined to be such number and/or price as is appropriate following upon any issue of additional Shares on a pro rata basis by way of capitalisation of profits or reserves or share premium account made while the Option remains unexercised or any issue on a pro rata basis of rights to subscribe for additional Shares, provided always that -

(a)	the Directors shall have obtained the written concurrence of the Auditors acting as experts and not as arbitrators that in their opinion any adjustment proposed is fair and reasonable; and

(b)
upon any adjustment being made pursuant to this Rule the Directors shall notify each Option Holder (or his legal personal representatives where applicable) in writing informing him of the number of Shares thereafter to be issued on the exercise of his Option and any adjustment to be made to the Basic Exercise Price relating to his Option and the Directors may, but need not, call in Holding Statements for endorsement or replacement.

6.1A
The number of Shares which may be acquired on the exercise of an Option or the Basic Exercise Price in respect of such Shares, or both such number and Basic Exercise Price, may at the discretion of the Directors, be determined to be such number and/or price as is appropriate following upon any offer or invitation made to shareholders on a pro rata basis to apply for, subscribe for or purchase any securities other than Shares (including, without limitation, securities in or of another company or entity), provided always that:

(a)	no adjustment may be made which would contravene the Listing Rules;

(b)
the Directors shall have obtained the written concurrence of a registered company auditor, acting as an expert not as an arbitrator, that in its opinion any adjustment proposed is fair and reasonable; and

(c)
upon any adjustment being made pursuant to this Rule the Directors shall notify each Option Holder (or his legal personal representatives where applicable) in writing informing him of the number of Shares thereafter to be issued on the exercise of his Option and any adjustment to be made to the Basic Exercise Price relating to his Option and the Directors may, but need not, call in Holding Statements for endorsement or replacement.

Different adjustments may be made in respect of Options held by different Executives provided that the registered company auditor referred to in paragraph 6.1A(b) confirms that this is fair and reasonable and any such differential adjustment is not prohibited under the Listing Rules.

6.2
If, prior to the exercise of any Option, any offer or invitation is made on a pro rata basis to the holders of Shares by the Company for the subscription for cash for Shares, options or other securities of the Company or other company the Directors may, in their absolute discretion, declare that any period specified by the Directors shall constitute an Exercise Period in relation to that Option, so that the Option Holder has the opportunity of exercising the Option and receiving such offer or invitation in respect of the Shares issue to him upon exercise of the Option.

6.3	Deleted.

6.4    (a)    If the Company reorganises its issued capital (including any consolidation, subdivision, capital reduction, share buy-back or cancellation), subject to Rule 6.4(b), the number of Options or the Basic Exercise Price, or both of them, may be reorganised in a manner determined by the Directors and which complies with the Listing Rules.

(b)
Where an Executive is employed and/or resident outside Australia when the Company reorganises its issued capital, the Directors may resolve that Options held by that Executive not be altered in the same manner as other Options are varied under Rule 6.4(a). If the Directors resolve that Options held by an Executive not be altered in the manner provided for in Rule 6.4(a) the Directors may:

(1)	resolve that the Options held by the Executive not be altered; or

(2)	the Options be altered in any other manner determined by the Directors which is not prohibited under the Listing Rules.

6.5	In the event of any adjustment being made under this Rule 6 the limit in Rule 7.5 may, at the discretion of the Directors, be adjusted.

7.	MANNER OF EXERCISE OF OPTIONS

7.1
Save as provided in Rules 4, 5 and 6, Options may be exercised at any time prior to the expiry of the Option Period by the Option Holder delivering to the Secretary or Registrar of the Company or such other person or persons as the Directors may determine, whether within or outside Australia, the relevant Holding Statement with the “Notice of Exercise of Option” printed thereon signed by or on behalf of the Option Holder and specifying the number of Shares in respect of which the Option is being exercised.

7.2
The Directors shall, within 10 business days of the receipt of the relevant Holding Statement duly completed, signed and delivered in accordance with Rule 7.1, determine and give notice in writing to the Option Holder of the Exercise Price payable pursuant to the Scheme and the Subscription Price for the number of Shares in respect of which the Option is being exercised.

7.3
The Option Holder shall, within 5 business days after receipt of the notice referred to in Rule 7.2, pay in full the Subscription Price set out in the said notice, such payment to be made in Australian currency by cheque, bank draft or postal order made out in favour of the Company or as otherwise specified by the Directors.

7.4
Upon receipt by the Company of the full amount of the Subscription Price referred to in Rule 7.3, the Company shall, within 10 business days of the last day on which the Option Holder was obliged under Rule 7.3 to pay the Subscription Price, issue to the Option Holder the Shares in respect of which the Option has been exercised subject to the provisions of the constitution of the Company.

7.5	No Option shall be capable of exercise in part (other than to the full extent outstanding) except in amounts or multiples of 1,000 Shares.

7.6
Shares issued on the exercise of Options shall rank in full for all dividends and other rights arising by reference to a Record Date falling on or after the date of issue and shall in all other respects rank pari passu with the other issued Shares of the same class.

7.7
The Company shall at its own expense use all reasonable endeavours to procure that Shares to be issued upon the exercise of an Option shall become listed on The Stock Exchange (and any other Stock Exchange on which the Shares of the Company are quoted and listed) as soon as reasonably practicable after the issue thereof.

7.8
When an Option is exercised only in part, the balance shall remain exercisable on the same terms as originally applied to the whole Option and a new Holding Statement shall be issued accordingly by the Company as soon as practicable after the partial exercise.

7.9
All grants of Options and issues of Shares will be subject to any necessary consent under any relevant enactments or regulations for the time being in force in Australia and any other country in which the Executive is employed and/or resident and/or of which he is a citizen and it shall be the responsibility of the Option Holder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

8.	REGISTER OF OPTIONS

Unless the Directors otherwise determine the Options (and Shares issued on their exercise) will be issued on the Melbourne register of the Company.

9.	ADMINISTRATION, AMENDMENT AND TERMINATION

9.1	The Scheme shall be administered by the Directors who shall have power to:

(a)	determine appropriate procedures for administration of the Scheme consistent with these Rules;

(b)
formulate various sets of special terms and conditions, in addition to those set out herein, and vary the Rules of the Scheme to apply to Executives who are employed and/or resident in and/or who are citizens of countries other than Australia. Each of such sets of special terms and conditions and variations shall be restricted in its application to those Executives who are employed and/or resident in and/or who are citizens of the foreign country or countries specified by the Directors in relation thereto, and may be revoked, added to or varied in accordance with paragraph (d) of this Rule;

(c)
resolve conclusively all questions of fact or interpretation in connection with the Scheme and any disputes or differences of any nature arising under the Scheme, subject to the written concurrence of the Auditors having been obtained when so required by Rule 6;

(d)
revoke, add to or vary all or any of the Rules of the Scheme or all or any of the rights or obligations of the Executives or any of them who are participating in the Scheme provided that the interests of Option Holders are not, in the opinion of the Directors thereby materially prejudiced;

(e)	terminate the Scheme at any time, but Options granted prior to such termination shall continue to be valid and exercisable in accordance with these Rules.

9.2
The Directors’ powers referred to in Rule 9.1 are subject to any restrictions or procedural requirements relating to the amendment of the terms of an employee incentive scheme or of issued options imposed by the Listing Rules and applicable to the Scheme or the Options, as the case may be, unless such restrictions or requirements are relaxed or waived either generally or in a particular case or class of cases and either expressly or by implication by The Stock Exchange or any of its delegates.

9.3
In no circumstances shall a person ceasing to be an Executive for any reason be entitled to any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Options then held by him or otherwise in connection with the Scheme.

9.4
Any notice or other communication under or in connection with the Scheme may be given by the Company to an Executive or Option Holder either personally or by post sent to him at his home address according to the records of his employing company or sent to him by telex or facsimile transmission at his place of work and by an Executive or Option Holder to the Company either personally or by post to the Secretary at the registered office of the Company for the time being (or such other address as the Directors may from time to time specify). Notices or other communications sent by post shall be prepaid and shall be deemed to have been given on the second day following the date of posting.

9.5
The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of all Subsisting Options, taking account of any other obligations of the Company to issue unissued Shares.

9.6
The Rules of the Scheme and Options granted and Holding Statements issued pursuant to the Rules of the Scheme shall be governed by, construed and take effect in accordance with the laws of the State of Victoria and the Commonwealth of Australia.

APPROVED UNITED KINGDOM SCHEME

10.	Special Rules for United Kingdom Executives

Rules 1 to 9 as amended by this Rule shall apply to those Executives who are employed and/or resident in the United Kingdom and shall be known as the “Approved United Kingdom Scheme”.

Nothing in this Rule shall prevent the Directors from granting an Option to an Executive who is employed and/or resident in the United Kingdom on the basis that this Rule 10 does not apply to that grant but any such Option shall not be treated as granted under the Approved United Kingdom Scheme.

Accordingly, the amendments to Rules 1 to 9 are as follows:-

(a)	Interpretation

In this Rule 10 and in the application of the Rules to Options granted under the Approved United Kingdom Scheme

(i)
References to legislation shall be to legislation enacted in the United Kingdom and the following words and expressions have the following meanings which shall be, where relevant, in substitution for the meanings accorded to those terms in the Scheme:

“Act”	The Income and Corporation Taxes Act 1988;

Participating Company”
The Company and any of its Subsidiaries or Associated Corporations which the Directors have determined shall be a Participating Company for the purpose of this Rule 10 and of which in any such case the Company has control (as the latter term is defined in Section 840 of the Act);

“Executive”
Any person holding employment as an employee or full-time director of any Participating Company or Participating Companies (and for this purpose “full-time” shall mean that the director is required to devote not less than 25 hours per week excluding meal breaks, to the performance of his duties) provided that the person is not precluded by paragraph 8 of Schedule 9 to the Act from either obtaining or exercising rights under the Scheme;

“Revenue Limit”	£30,000 or such other amount as may for the time being be the appropriate limit for the purposes of paragraph 28(1) of Schedule 9 of the Act;

(ii)	Words and expressions not otherwise defined shall, where the context admits, bear the same meanings as in Section 187 of and Schedule 9 to the Act.

(b)	Exercise Price

The Exercise Price under an Option shall not be less than the market value of the share at the Date of Grant as agreed in advance by the Shares Valuation Division of the Inland Revenue for the purpose of the Scheme.

(c)	Revenue Limit

The aggregate market value of Shares which an Executive may acquire pursuant to Options granted under the Approved United Kingdom Scheme (under rule 10) or under any other option scheme (other than a savings-related scheme) approved under Schedule 9 established by the Company or an Associated Corporation (and not exercised), such aggregate market value being determined at the date of grant of such rights shall not exceed the Revenue Limit.

Notwithstanding that the Exercise Price is expressed and payable in Australian dollars it shall be deemed to be translated into pounds sterling by reference to the selling rate for pounds sterling against Australian dollars prevailing on the Date of Grant as quoted by the Company’s main banker in Melbourne or at such other rate as may be agreed with the Inland Revenue for the purpose of the application of this Rule.

(d)	Option Certificates

An Option Certificate representing an Option granted under the Approved United Kingdom Scheme (including any endorsed or replaced Option Certificate issued following any adjustment under Rule 6) shall show the Exercise Price applicable at the date of the Certificate.

(e)	Shares

Shares which are the subject of Options shall satisfy the requirements of paragraphs 10 to 14 of Schedule 9 to the Act.

(f)	Amendments and Directors’ Discretion

No amendments shall be made to the Approved United Kingdom Scheme or shall apply to any Option granted or to be granted under the Approved United Kingdom Scheme without the prior approval of the Inland Revenue. No conditions shall be imposed on the grant of any Option other than the condition in Rule 2.4, nor shall any condition be waived without the prior agreement of the Inland Revenue.

(g)	Transfer

Rule 2.6 shall apply as if the words “Except with the prior approval of the Directors” and “, except as aforesaid,” were deleted.

(h)	Adjustments to Options

The number of Shares which may be acquired on the exercise of an Option and the Exercise Price in respect of such Shares shall not, without the prior approval of the Inland Revenue, be adjusted following:

(i)	any issue of additional shares on a pro rata basis by way of capitalisation or rights pursuant to Rule 6.1;

(ii)	any offer or invitation made on a pro rata basis pursuant to Rule 6.2; or

(iii)	any reorganisation in accordance with Rule 6.4.

(i)	Restriction on Exercise

An Option shall not be exercised by an Option Holder at any time when he is ineligible to participate by virtue of paragraph 8 of Schedule 9 to the Act.

(j)	Rule 6.1A does not apply to the Approved United Kingdom Scheme.

Note	also:

The following amendments to Rules 1 to 9 made on 31 October 2000 also do not apply to the Approved United Kingdom Scheme:

(i)	deletion of the definition of “Open Period” in Rule 1.1;

(ii)	amendments to the definitions of “Basic Exercise Price”, “Date of Grant”, “the Directors”, “Exercise Price” and “Subsidiary” in Rule 1.1;

(iii)	addition of new Rule 1.3;

(iv)	substitution of new Rules 2.1, 2.2 and 2.3; and

(v)	amendments to Rules 2.6, 5.1, 5.2, 6.1, 6.2, 7.1, 7.2, 7.4, 7.6, 7.8, 7.9, 8 and 9.6.

The further amendment to the definition of “Basic Exercise Price” made on 27 August 2002 also does not apply to the Approved United Kingdom Scheme.

CANADIAN SCHEME

Rules 1 to 9 as amended by the following Rule 11 shall apply to those Executives who are employed and/or resident in Canada and shall be known as the “Canadian Scheme”.

11.    Special Rule for Canadian Executives

Notwithstanding any other provisions of the Scheme, any Executive employed and/or resident in Canada who participates in the Canadian Scheme shall be deemed to have agreed upon exercise of any Option not to transfer or trade any of the Shares acquired thereunder, except through the facilities of a stock exchange outside Canada in accordance with the rules and requirements of such stock exchange and all laws applicable to such stock exchange. If requested by the Company, each such Executive shall enter into an agreement with the Company to that effect.

UNITED STATES SCHEME

Rules 1 through 9 and the following Rule 12 shall apply to those Executives who are employed and/or resident in the United States or who are citizens of the United States wherever resident and shall collectively be known as the “United States Scheme”.

12.    Special Rule for United States Executives

(a)
At the time that an Option is exercised in accordance with the provisions of Rule 7, the Company may require that the Option Holder pay to the Company, or to the Subsidiary or Associated Corporation which employs the Option Holder, the amount of any applicable federal, state or local income, employment and other taxes which the Company or the Subsidiary or Associated Corporation is required to withhold. The Company or the Subsidiary or Associated Corporation shall have the right to deduct the amount required to be withheld from any payment that it is otherwise due to pay to the Option Holder.

(b)
In this Rule 12 and in the application of the Rules to Options granted under the United States Scheme, “Participating Company” shall mean the Company and any of its Subsidiaries or Associated Corporations which the Directors have determined shall be a Participating Company for the purposes of the Scheme, provided that such Subsidiary or Associated Corporation is also a “subsidiary” of the Company within the meaning of the Securities Act of 1933, as amended (and regulations promulgated thereunder) and, where relevant, this meaning shall be in substitution for the meaning accorded to such expression in the Scheme.

RULES OF THE MAYNE

EXECUTIVE SHARE OPTION SCHEME

(incorporating Special Rules for United

Kingdom, Canada and United States)

(including all amendments up
to and including 27 August 2002)

MAYNE GROUP
LIMITED

ABN 56 004 073 410